Exhibit 99.1

RISK FACTORS

Investing in our securities involves a high degree of risk and uncertainty. Before making an investment decision, you should carefully consider the risks described below, and all other information contained or incorporated by reference in our filings with the SEC. We expect to update these Risk Factors from time to time in the periodic and current reports that we file with the SEC. Please refer to these subsequent reports for additional information relating to the risks associated with investing in our common stock. If any of such risks and uncertainties actually occurs, our business, financial condition, and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risk Factors Summary

Risks Relating to our Financial Position and Need for Additional Capital

•	Our business has been and may continue to be adversely affected by the COVID-19 pandemic.

•	We anticipate that we will continue to incur operating losses and we may never achieve or maintain profitability.

•	Our common stock could be delisted from the Nasdaq Capital Market.

•	Market conditions may adversely affect our access to capital, cost of capital, and ability to execute our business plan.

•	We have limited revenue streams and we are uncertain whether additional funding will be available for our future capital needs and commitments.

•	We are currently ineligible to use registration statements on Form S-3, which may impair our ability to raise capital.

Risks Related to Doing Business in China

•	We conduct a majority of our operations in China and are subject to certain laws of the United States and China. Changes in international trade and economic policy by the U.S. and Chinese governments, and changes in China’s economic, political or social conditions or government policies, could have a material adverse effect on our business and operations.

•	The China government exerts substantial influence over the manner in which we must conduct our business activities.

•	Uncertainties with respect to the China legal system may limit legal protections available to us.

•	The commercial success of EVOMELA (Melphalan for Injection) in China may be slow or limited for a variety of reasons.

•	The success of CASI Wuxi is subject to uncertainty and may reduce our earnings, be difficult to accomplish, take longer than expected or require us to obtain additional financing.

Risks Relating to Our Auditors

•	Our auditors are not currently inspected by the PCAOB. Legislative and regulatory developments related to U.S.-listed China based companies due to lack of PCAOB inspection may have a material adverse impact on our common stock. We could be delisted if we are unable to meet the PCAOB inspection requirements in time.

Risks Relating to Our Business

•	If we are ultimately unable to obtain regulatory approval for our drug candidates, our business will be substantially harmed.

•	If we are unable to develop our sales, marketing and distribution capability, we will not be successful in commercializing product candidates.

•	We may need new collaborative partners to further develop and commercialize products, and if we enter into such arrangements, we may lose control over the development and approval process.

•	We do not control the clinical development of CNCT19 and rely exclusively on Juventas to plan and conduct clinical trials, seek regulatory approvals, maintain CNCT19 regulatory applications, and secure sufficient funding for its operations.

•	Juventas’ interests may differ from those of our stockholders.

•	We may not be able to successfully identify and acquire new product candidates.

•	We must show the safety and efficacy of our product candidates through clinical trials, the results of which are uncertain.

•	Compliance with ongoing post-marketing obligations for our approved products may uncover new safety information that could give rise to regulatory actions that could have an adverse impact on our business.

•	Potential products may subject us to product liability for which insurance may not be available.

•	We are subject to certain U.S. healthcare laws, regulation and enforcement. Current healthcare laws and regulations and future legislative or regulatory reforms to the healthcare system may affect our ability to sell our products profitably.

•	Cybersecurity incidents could impair our ability to conduct business effectively.

•	If we are unable to obtain both adequate coverage and adequate reimbursement from third-party payers for our products, our revenues and prospects for profitability will suffer.

•	Our business depends substantially on the continuing efforts of our senior management, key employees and qualified personnel, and our business operations may be adversely and negatively impacted if we lose their services.

•	Certain of our directors and officers may have business interests that may conflict with our interests and those of our stockholders.

Risks Relating to Our Intellectual Property

•	We depend on patents and other proprietary rights, some of which are uncertain. If we are unable to protect our intellectual property rights our business and competitive position would be harmed.

•	Third parties may initiate legal proceedings alleging infringement of intellectual property rights, the outcome of which would be uncertain and could harm our business.

•	We have agreed not to develop or seek to commercialize any T-cell therapy product specifically binding to CD19.

Risks Relating to Our Reliance on Third Parties or Natural Disasters

•	Independent clinical investigators and contract research organizations that we engage to conduct our clinical trials may not devote sufficient time or attention to our clinical trials or be able to repeat their past success.

•	We have no current manufacturing capacity and rely on limited suppliers for some of our products. The design and manufacture of a manufacturing facility by CASI (Wuxi) may be delayed.

•	We may be adversely affected by epidemic outbreaks, earthquakes, tornadoes, hurricanes or other natural disasters, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Risks Relating to Our Common Stock

•	The market price of our common stock may be highly volatile or may decline regardless of our operating performance.

•	Our largest holders of common stock may have different interests than our other stockholders.

General Risk Factors

•	We may engage in transactions that could negatively affect our financial condition and prospects.

•	Subsequent resales of shares of our common stock in the public market may cause the price of our common stock to fall.

•	Issuances of additional shares of our common stock may cause substantial dilution of existing stockholders.

Risks Relating to our Financial Position and Need for Additional Capital

Our business has been and may continue to be adversely affected by the COVID-19 pandemic.

In March 2020, the World Health Organization characterized the outbreak of COVID-19 as a pandemic. Due to the evolving and highly uncertain nature of this event, we cannot predict at this time the full extent to which the COVID-19 pandemic will adversely impact our business, results and financial condition. The impact will depend on many factors that are not known at this time. These include, among others, the extent of harm to public health, the continued disruption to operations, and the impact of the global business and economic environment on liquidity and the availability of capital.

As previously reported, we have experienced operational interruptions as a result of COVID-19, including the temporary suspension of operations in China due to a Chinese government mandated quarantine protocol, including mandatory business closures, social distancing measures, and various travel restrictions. Although our operations in China are beginning to normalize, there can be no assurance that such operations will continue to do so or that there will not be a renewed outbreak of COVID-19 or other significant contagious diseases in China or elsewhere. To the extent that such events occur, demand for our products may decline, and the Chinese government or other governments may impose additional restrictions resulting in further shutdowns, further work restrictions, and the disruption of our supply and distribution channels.

The COVID-19 pandemic has adversely affected, and may continue to adversely affect, the economies and financial markets of many countries, which may result in a period of regional, national, and global economic slowdown or regional, national, or global recessions that could affect our ability to continue to commercialize and expand distribution of EVOMELA (Melphalan For Injection) or other drugs in our existing product pipeline. The effectiveness of our sales teams may be negatively impacted by the lack of travel and their reduced ability to engage with decision-makers. In the first quarter 2020, during which the peak of the pandemic occurred in China, we experienced some disruptions to our EVOMELA marketing and sales activities due to travel restrictions and the prioritization of hospitals and physicians to attend to patients with COVID-19 infection. During the second half of 2020, operations have returned to expected levels; however, there can be no assurance that restrictions will not be imposed again. In addition, economic and other uncertainties may adversely affect other parties’ willingness to negotiate and execute product licenses and thus hamper our ability to in-license clinical-stage and late-stage drug candidates in China or elsewhere.

We currently rely on a single source for our supply of EVOMELA. Due to COVID-19 we experienced a disruption to our supply chain for EVOMELA. That disruption, along with a recent change in the manufacturer of EVOMELA, contributed to a decrease in our revenue for the second quarter of 2020. We have returned to expected levels of sales as indicated by the increase in sales in the third quarter and our expected sales in the fourth quarter of 2020. If suppliers refuse or are unable to provide products for any reason (including the occurrence of an event like the COVID-19 pandemic that makes delivery impractical), we would be required to negotiate an agreement with a substitute supplier, which would likely interrupt further manufacturing of EVOMELA, cause delays or increase our costs.

Clinical trials, whether planned or ongoing, may be affected by the COVID-19 pandemic. Our partner, Juventas, experienced some delay in the start of the CNCT19 clinical trials due to the COVID-19 pandemic. The COVID-19 pandemic has also impacted our targeted start time of our CID-103 trial due to the lock-down of many medical facilities in Europe. Study procedures (particularly any procedures that may be deemed non-essential), site initiation, participant recruitment and enrollment, participant dosing, shipment of our product candidates, distribution of clinical trial materials, study monitoring, site inspections and data analysis may be paused or delayed due to changes in hospital or research institution policies, federal, state or local regulations, prioritization of hospital and other medical resources toward COVID-19 efforts, or other reasons related to the pandemic. In addition, there could be a potential effect of COVID-19 on the operations of the health regulatory authorities, which could result in delays of reviews and approvals, including with respect to our product candidates. Any prolongation or de-prioritization of our clinical trials or delay in regulatory review resulting from such disruptions could materially affect the development and study of our product candidates.

We have incurred significant operating losses since inception and anticipate that we will continue to incur operating losses for the foreseeable future and may never achieve or maintain profitability.

To date, we have been engaged primarily in research and development activities. Previously, we have not derived significant revenues from operations; however, in the years ended December 31, 2020 and 2019, we had sales totaling $15.0 million and $4.1 million, respectively.

We have experienced losses in each year since inception. Through December 31, 2020, we had an accumulated deficit of approximately $570.5 million. We expect that we will seek to raise capital to continue our operations and, although we have been successfully funded to date through the sales of our equity securities, our capital-raising efforts may not produce the funding needed to sustain our operations. If we are unable to obtain additional funding for operations, we may not be able to continue operations as proposed, requiring us to modify our business plan, curtail various aspects of our operations or cease operations. In any such event, investors may lose a portion or all of their investment.

We expect that our ongoing preclinical, clinical, marketing and corporate activities will result in operating losses for the foreseeable future. In addition, to the extent we rely on others to develop and commercialize our products, our ability to achieve profitability will depend upon the success of these other parties. To support our research and development of certain product candidates, we may seek and rely on cooperative agreements from governmental and other organizations as a source of support. If a cooperative agreement were to be reduced to any substantial extent, it may impair our ability to continue our research and development efforts. To become and remain profitable, we must successfully commercialize one or more product candidates with significant market potential. This will require us to be successful in a range of challenging activities, including completing clinical trials of our product candidates, developing commercial scale manufacturing processes, obtaining marketing approval, manufacturing, marketing and selling any current and future product candidates for which we may obtain marketing approval, and satisfying any post-marketing requirements. We may never succeed in any or all of these activities and, even if we do, we may never generate sufficient revenue to achieve profitability.

Our common stock could be delisted from the Nasdaq Capital Market, which could affect our common stock’s market price and liquidity.

Our listing on the Nasdaq Capital Market is contingent upon meeting all the continued listing requirements of the Nasdaq Capital Market. In the past, we have received written notices from Nasdaq for failing to maintain a minimum bid price of not less than $1.00 per share and a minimum of $2.5 million in stockholders’ equity. Although we have regained compliance with Nasdaq’s continued listing standards, there can be no assurance that we will remain in compliance in the future.

If our common stock is delisted from the Nasdaq Capital Market, our ability to raise capital in the future may be limited. Delisting could also result in less liquidity for our stockholders and a lower stock price.

The current capital and credit market conditions may adversely affect our access to capital, cost of capital, and ability to execute our business plan as scheduled.

Access to capital markets is critical to our ability to operate. Traditionally, we have funded our operations by raising capital in the equity markets. Declines and uncertainties in these markets over the past few years have restricted raising new capital in amounts sufficient to conduct our current operations and have affected our ability to continue to expand or fund additional development efforts. We require significant capital for research and development for our product candidates, clinical trials, and marketing activities. Our inability to access the capital markets on favorable terms because of our low stock price, or upon our delisting from the Nasdaq Capital Market if we fail to satisfy a listing requirement, could affect our ability to execute our business plan as scheduled. Moreover, we rely and intend to rely on third parties, including our clinical research organizations, third party manufacturers, and certain other important vendors and consultants. As a result of the current volatile and unpredictable global economic situation, there may be a disruption or delay in the performance of our third-party contractors and suppliers. If such third parties are unable to adequately satisfy their contractual commitments to us in a timely manner, our business could be adversely affected.

We have limited revenue streams and we are uncertain whether additional funding will be available for our future capital needs and commitments. If we cannot raise additional funding, or access the capital markets, we may be unable to complete the development and commercialization of our products and product candidates.

We will require substantial funds in addition to our existing working capital to develop and commercialize our products and product candidates and to otherwise meet our business objectives. We have never generated sufficient revenue during any period since our inception to cover our expenses and have spent, and expect to continue to spend, substantial funds to continue our clinical development programs and commercialization of our products and product candidates. Any one of the following factors, among others, could cause us to require additional funds or otherwise cause our cash requirements in the future to increase materially:

•	progress of our clinical trials or correlative studies;

•	results of clinical trials;

•	changes in or terminations of our relationships with strategic partners;

•	changes in the focus, direction, or costs of our research and development programs;

•	competitive and technological advances;

•	establishment and expansion of marketing and sales capabilities;

•	manufacturing;

•	the regulatory approval process; or

•	product launch and distribution.

We expect to report approximately $57.1 million of cash and cash equivalents as of December 31, 2020; this amount is unaudited and preliminary. We may continue to seek additional capital through public or private financing or collaborative agreements in 2021 and beyond. Our operations require significant amounts of cash. We may be required to seek additional capital for the future growth and development of our business. We can give no assurance as to the availability of such additional capital or, if available, whether it would be on terms acceptable to us. If we are not successful in obtaining sufficient capital because we are unable to access the capital markets on favorable terms, it could reduce our research and development efforts and materially adversely affect our future growth, results of operations and financial results. There can be no assurance that we would be able to obtain any required financing on a timely basis or at all.

Absent relief, as a result of our failure to timely file a periodic report with the SEC, we will become temporarily ineligible to continue to use or file short form shelf registration statements on Form S-3, which may impair our ability to raise capital on terms favorable to us, in a timely manner or at all.

Form S-3 permits eligible issuers to conduct registered offerings using a short form registration statement that allows the issuer to incorporate by reference its past and future filings and reports made under the Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Form S-3 enables eligible issuers to conduct primary offerings “off the shelf” under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”). The shelf registration process, combined with the ability to forward incorporate information, allows issuers to avoid delays and interruptions in the offering process and to access the capital markets in a more expeditions and efficient manner than raising capital in a standard registered offering pursuant to a registration statement on Form S-1. The ability to newly register securities for resale may also be limited as a result of the loss of Form S-3 eligibility with respect to such registrations.

As a result of our failure to timely file a periodic report with the SEC in connection with the adoption of our amended and restated bylaws, absent a waiver of the Form S-3 eligibility requirements, upon the filing of our Annual Report on Form 10-K for the year ended December 31, 2020, we will no longer be permitted to use our existing shelf registration statement on Form S-3 or file new short form registration statements on Form S-3 until October 1, 2021. In the event of the absence of a waiver, our inability to use or file new registration statements on Form S-3 may significantly impair our ability to raise necessary capital to run our operations and progress our clinical and product development programs. If we seek to access the capital markets through a registered offering during the period of time that we are unable to file a new registration statement on Form S-3, we may be required to publicly disclose a proposed offering and the material terms thereof before the offering commences, we may experience delays in the offering process due to SEC review of a Form S-1 registration statement, and we may incur increased offering and transaction costs and other considerations. Disclosing a public offering prior to the formal commencement of an offering may result in downward pressure on our stock price. If we are unable to raise capital through a registered offering, we would be required to conduct our equity financing transactions on a private placement basis, which may be subject to pricing, size and other limitations imposed under Nasdaq rules, or seek other sources of capital. In addition, we will not be permitted to conduct an “at the market offering” absent an effective primary registration statement on Form S-3.

Absent a waiver of the Form S-3 eligibility requirements and assuming we continue to timely file our required Exchange Act reports, the earliest we would regain the ability to use or file a new registration statement on Form S-3 is October 1, 2021. In the interim, however, we may raise capital pursuant to a registration statement on Form S-1 or on a private placement basis.

Risks Related to Doing Business in China

We conduct a majority of our operations in China, which exposes us to risks associated with operating outside of the U.S. Changes in international trade and economic policy by the U.S. and Chinese governments could have a material adverse effect on our business and operations.

We have operations and conduct business in China, and we plan to continue to expand these operations. Therefore, we are subject to risks related to operating in foreign countries, which include unfamiliar foreign laws or regulatory requirements or unexpected changes to those laws or requirements; other laws and regulatory requirements to which our business activities abroad are subject, such as the Foreign Corrupt Practices Act; changes in the political or economic condition of a specific country or region; fluctuations in the value of foreign currency versus the U.S. dollar; our ability to deploy overseas funds in an efficient manner; tariffs, trade protection measures, import or export licensing requirements, trade embargoes, and sanctions (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury), and other trade barriers; difficulties in attracting and retaining qualified personnel; and cultural differences in the conduct of business. There is currently significant uncertainty about the future relationship between the U.S. and various other countries, including China, with respect to trade policies, treaties, government regulations and tariffs. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current political climate could adversely impact our business.

Governmental control of currency conversion and payments of RMB out of mainland China may limit our ability to utilize our cash balances effectively and affect the value of your investment.

Our China subsidiaries have cash and cash equivalents of 158.7 million China Renminbi (“RMB”), valued at $24.3 million in U.S. dollars as of December 31, 2020. On a consolidated basis this balance accounts for 43% of our total cash and cash equivalents. The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of RMB out of mainland China. Control on payments out of mainland China may restrict the ability of our China subsidiaries to remit RMB to us. Approval from China’s State Administration of Foreign Exchange (“SAFE”) and the People’s Bank of China (“PBOC”) may be required where RMB are to be converted into foreign currencies, including U.S. dollars, and approval from SAFE and the PBOC or their branches may be required where RMB are to be remitted out of mainland China. Specifically, under the existing restrictions, without prior approval from SAFE and the PBOC, the cash balance of our China subsidiaries is not available to us for activities outside of China, including the support of our in-licensing efforts. Furthermore, because repatriation of funds requires the prior approval of SAFE and the PBOC, such repatriation could be delayed, restricted or limited.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Chinese society and the Chinese economy continue to undergo significant change. Adverse changes in the political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could adversely affect our ability to conduct business in China. The Chinese government continues to adjust economic policies to promote economic growth. Some of these measures benefit the overall Chinese economy but may also have a negative effect on us. For example, our financial condition and results of operations in China may be adversely affected by government control over capital investments or changes in tax regulations. As the Chinese pharmaceutical industry grows and evolves, the Chinese government may also implement measures to change the structure of foreign investment in this industry. We are unable to predict the frequency and scope of such policy changes, any of which could materially and adversely affect our liquidity, access to capital and its ability to conduct business in China. Any failure on our part to comply with changing government regulations and policies could result in the loss of our ability to develop and commercialize our product candidates in China.

The China government exerts substantial influence over the manner in which we must conduct our business activities.

The China government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, healthcare regulations, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties, subsidiaries, or joint ventures.

Uncertainties with respect to the China legal system may limit legal protections available to us and could have a material adverse effect on us.

The legal system of China is a civil law system primarily based on written statutes. Unlike in a common law system, prior court decisions may be cited for reference but are not binding. Because the China legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. Moreover, decision makers in the China judicial system have significant discretion in interpreting and implementing statutory and contractual terms, which may render it difficult for us to enforce the contracts entered into with our business partners, customers and suppliers. Different government departments may have different interpretations of certain laws and regulations, and licenses and permits issued or granted by one government authority may be revoked by a higher government authority at a later time. Navigating the uncertainty and the evolution of change in the China legal system will require the devotion of significant resources and time, and there can be no assurance that our contractual and other rights will ultimately be enforced.

We are subject to the Foreign Corrupt Practice Act and China laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties for the purpose of obtaining or retaining business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have agreements with third parties and most of our operations are in China. China also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by our employees, consultants, sales agents, manufacturers and distributors, even though they may not always be subject to our control. Although it is our policy to implement safeguards to discourage these practices by our employees, our existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants, sales agents, or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold us liable for successor liability of FCPA violations committed by companies in which we may invest or acquire in the future.

We are subject to the Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, both of which came into effect on January 1, 2008, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the basis of de facto management bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. Although we believe that none of our entities outside of China should be considered a PRC resident enterprise for PRC tax purposes. the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

China regulations relating to investments in offshore companies by China residents may subject our China-resident stockholders, beneficial owners or our China subsidiaries to liability or penalties, limit our ability to inject capital into our China subsidiaries or limit our China subsidiaries’ ability to increase their registered capital or distribute profits to us.

The State Administration of Foreign Exchange, or SAFE, promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires China residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such China residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by China individuals, share transfer or exchange, merger, division or other material event. In the event that a China shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the China subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its China subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under China law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

According to SAFE Circular 37, our stockholders or beneficial owners, who are China residents, are subject to SAFE Circular 37 or other foreign exchange administrative regulations in respect of their investment in our company. We may not be aware of the identities of all of our stockholders or beneficial owners who are China residents, and we do not know whether they are aware of SAFE Circular 37. We do not have control over our stockholders or beneficial owners and there can be no assurance that all of our China-resident stockholders or beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our stockholders or beneficial owners who are China residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future stockholders or beneficial owners who are China residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such stockholders or beneficial owners or our China subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our China subsidiaries and limit our China subsidiaries’ ability to distribute dividends to us. Because a majority of our operating activities take place in and our strategic focus is on China, any such limitations would have a material adverse effect on our business, financial condition and results of operations.

We may be subject to fines and legal sanctions by SAFE or other China government authorities if we or our employees who are China citizens fail to comply with regulations relating to employee stock options granted by companies listed on exchanges outside of China to China citizens.

On February 15, 2012, SAFE promulgated the Circular on Relevant Issues Concerning the Foreign Exchange Administration for Domestic Individuals’ Participating in the Share Incentive Plans of Overseas-Listed Companies, or SAFE Circular 7, replacing earlier rules promulgated in 2007. Under SAFE Circular 7, China resident individuals who participate in a share incentive plan of a company that is listed on an overseas exchange are required to register with SAFE and complete certain other procedures. All participants to a plan need to retain a China agent through Chinese subsidiaries of the overseas listed company to handle foreign exchange registration, account opening, funds transfer and remittance and other related matters. An overseas agent should also be designated to handle matters in connection with the exercise or sale of share awards and proceeds transferring for the share incentive plan participants. We believe that our share incentive plans for our China resident employees are in compliance with SAFE Circular 7; however, any failure to comply with these or similar regulations in the future may subject us or our Chinese employees to fines and legal sanctions imposed by SAFE or other government authorities and may prevent us from further granting options under our share incentive plans to our employees. Such events could adversely affect our business operations.

We may not be able to commercialize our drugs or drug candidates in China without obtaining regulatory approval from NMPA.

We have exclusive licenses to develop and commercialize EVOMELA in greater China, which was launched in China in August 2019, and a pipeline that includes (i) global rights to an autologous CD19 CAR-T investigative product (CNCT19) being developed as a treatment for patients with B-ALL and B-NHL; (ii) global rights to CID-103, an anti-CD38 monoclonal antibody being developed for the treatment of patients with multiple myeloma; (iii) greater China rights to two U.S. Food and Drug Administration (FDA)-approved hematology oncology drugs, consisting of ZEVALIN and MARQIBO; (iv) China rights to an octreotide long acting injectable (LAI) microsphere formulation indicated for the treatment of certain symptoms associated with particular neuroendocrine cancers and acromegaly, and (v) to a novel formulation of thiotepa, which has multiple indications and a long history of established use in the hematology/oncology. Our commercial focus is primarily China; however, the majority of our drug candidates are still in clinical development in China.

The commercial success of EVOMELA (Melphalan for Injection) in China may be slow or limited for a variety of reasons.

On December 3, 2018, we received the NMPA approval for importation, marketing and sales in China for EVOMELA, and on August 12, 2019, we announced the commercial launch of EVOMELA in China. We will continue to spend our time, resources and efforts on the commercialization of EVOMELA in China; however, there are no guarantees that we will successfully commercialize EVOMELA in China.

Reimbursement and hospital listing may be the most critical market access factors for our commercialization success in China. There is no regular update schedule for the National Reimbursement Drug List (“NRDL”). The China government recently announced the latest NRDL on August 20, 2019. Provincial governments have some discretion to add EVOMELA to provincial reimbursement drug lists. With or without being listed on the NRDL, we can apply for inclusion in the provincial reimbursement drug lists of selected provinces. Until EVOMELA is listed in the NRDL or the majority of provincial reimbursement drug lists, our market will be extremely limited given only a small portion of the Chinese population would be able to afford EVOMELA through self-pay.

Even when EVOMELA has been included in a government hospital formulary, the NRDL or the provincial reimbursement drug lists, we need to win tenders during the collective tender process in order to supply the drug to state-owned or state-controlled hospitals. If we are unable to win purchase contracts through the collective tender processes in which we decide to participate, there will be limited demand for EVOMELA, and sales revenues from EVOMELA will be materially and adversely affected. In addition, we need to ensure that EVOMELA has been quickly added to hospitals’ formulary. If we were unable to quickly add EVOMELA to hospitals’ formulary, doctors and patients will not have access to EVOMELA through hospital pharmacies.

The restructuring of the Chinese drug regulatory authorities may delay approval of our products or drug candidates in China.

On March 17, 2018, China’s highest legislative body, the National People’s Congress, approved a sweeping government restructuring plan. This is generally considered to be the most comprehensive government restructuring that China has undertaken since its “Open Door” policy in the late 1970s. As part of the new plan, China has established the State Administration for Market Regulation (“SAMR”), which merges and undertakes the responsibilities previously held by the China Food and Drug Administration, the State Administration for Industry and Commerce (SAIC), General Administration of Quality Supervision, Inspection and Quarantine (AQSIQ), the Certification and Accreditation Administration (CAC), and the Standardization Administration of China (SAC). The central government has completed the restructuring at the state level, but municipal and county-level restructuring are still ongoing.

The new NMPA reports to the SAMR, is responsible for the review and approval of drugs, medical devices and cosmetics, and maintains its own branches at the provincial level and leave the post-approval enforcement authorities at the local level to the consolidated SAMR branches.

Although the NMPA is fully functional as of 2018, the reorganization will continue at the provincial and local levels into 2021. This massive restructuring exercise could result in the delay of key decision-making in various sectors, including the pharmaceutical and medical device industry. In addition, there could be delays in the NMPA’s implementation of the new reform initiatives and disruption in the NMPA’s routine operations due to personnel reshuffling.

In addition, the recently created National Healthcare Security Administration (“NHSA”), an agency responsible for administering China’s social security system, organized a price negotiation with drug companies for 18 oncology drugs in October 2018, which resulted in a price reduction by over 50%. The NHSA included 17 of the 18 oncology drugs on the NRDL after the price negotiation. We may also be invited to attend the price negotiation with NHSA upon receiving regulatory approval in China, but we will likely need to significantly reduce our prices, and to negotiate with each of the provincial healthcare security administrations on reimbursement ratios. If we were to successfully launch commercial sales of EVOMELA, our revenue from such sales is largely expected to be self-paid by patients, which may make our drug candidates less desirable. Even if the NHSA or any of its local counterparts include EVOMELA in the NRDL or provincial Reimbursement Drug List, which may increase the demand for our drug candidates, our potential revenue from the sales of our drug candidates may still decrease as a result of lower prices.

The retail prices of any product candidates that we develop may be subject to control, including periodic downward adjustment, by Chinese government authorities.

The price for pharmaceutical products is highly regulated in China, both at the national and provincial level. Price controls may reduce prices to levels significantly below those that would prevail in less regulated markets or limit the volume of products that may be sold, either of which may have a material and adverse effect on potential revenues from sales of our drug products in China. Moreover, the process and timing for the implementation of price restrictions is unpredictable, which may cause potential revenues from the sales of our drug product to fluctuate from period to period.

The existence of counterfeit pharmaceutical products in pharmaceutical markets may compromise our brand and reputation and have a material adverse effect on our business, operations and prospects.

Counterfeit products, including counterfeit pharmaceutical products, are a significant problem, particularly in China. Counterfeit pharmaceuticals are products sold or used for research under the same or similar names, or similar mechanism of action or product class, but which are sold without proper licenses or approvals. Such products may be used for indications or purposes that are not recommended or approved or for which there is no data or inadequate data with regard to safety or efficacy. Such products divert sales from genuine products, often are of lower cost, often are of lower quality (having different ingredients or formulations, for example), and have the potential to damage the reputation for quality and effectiveness of the genuine product. If counterfeit pharmaceuticals illegally sold or used for research result in adverse events or side effects to consumers, we may be associated with any negative publicity resulting from such incidents. Consumers may buy counterfeit pharmaceuticals that are in direct competition with our pharmaceuticals, which could have an adverse impact on our revenues, business and results of operations. In addition, the use of counterfeit products could be used in non-clinical or clinical studies, or could otherwise produce undesirable side effects or adverse events that may be attributed to our products as well, which could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in the delay or denial of regulatory approval by the FDA or other regulatory authorities and potential product liability claims. With respect to China, although the government has recently been increasingly active in policing counterfeit pharmaceuticals, there is not yet an effective counterfeit pharmaceutical regulation control and enforcement system in China. As a result, we may not be able to prevent third parties from selling or purporting to sell our products in China. The proliferation of counterfeit pharmaceuticals has grown in recent years and may continue to grow in the future. The existence of and any increase in the sales and production of counterfeit pharmaceuticals, or the technological capabilities of counterfeiters, could negatively impact our revenues, brand reputation, business and results of operations.

The success of CASI Wuxi is subject to uncertainty and may reduce our earnings, be difficult to accomplish, take longer than expected or require us to obtain additional financing.

We intend to invest $80 million in CASI Pharmaceuticals (Wuxi) Co., Ltd, that is building a manufacturing facility in the Wuxi Huishan Economic Development Zone in Jiangsu Province, China with an expected completion date in 2023. CASI Wuxi will also operate the facility upon completion. As of December 31, 2020, we have invested $21 million in cash, transferred selected ANDAs valued at $30 million and will invest an additional $29 million in cash in the future. The Company’s total investment is intended to account for 80% of the equity of the CASI Wuxi. CASI Wuxi may not achieve the expected goal as the planned manufacturing facility will not be entirely within our control. It can take years to build and establish a new manufacturing facility. Once built, the new facility might fail validation or not meet regulatory standards for a commercial manufacturing facility. In addition, we may not obtain or retain the requisite legal permits to manufacture in China, and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. Our ability to establish and operate a manufacturing facility in China may be adversely affected by changes in Chinese laws and regulations such as those related to, among other things, taxation, import and export tariffs, environmental regulations, land use rights, intellectual property, employee benefits and other matters. The success of CASI Wuxi also relies on our ability to make additional payments in the future, which is uncertain. Our plan may require us to obtain additional debt or equity financing, resulting in additional debt obligations, increased interest expense or dilution of equity ownership. If we are unable to establish a new manufacturing facility, purchase equipment, hire adequate personnel to support our manufacturing efforts or implement necessary process improvements, we may be unable to produce commercial materials or meet demand, if any should develop, for our product candidates. Any one of the factors cited above, or a combination of them, could result in unanticipated costs, which could materially and adversely affect our business and planned operations and development in China.

Risks Relating to Our Auditors

Our auditors are not currently inspected by the PCAOB and, as such, our stockholders are deprived of the benefits of such inspection. In addition, various legislative and regulatory developments related to U.S.-listed China based companies due to lack of PCAOB inspection and other developments due to political tensions between the United States and China may have a material adverse impact on our listing and trading in the United States and the trading prices of our shares of common stock.

Our auditor, an independent registered public accounting firm, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (“PCAOB”), is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with applicable professional standards. Our auditor is located in, and organized under the laws of, the PRC, which is a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities.

On April 21, 2020, the SEC and the PCAOB released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor.

On December 18, 2020, the President signed the “Holding Foreign Companies Accountable Act” into law. This legislation requires certain issuers of securities to establish that they are not owned or controlled by a foreign government. Specifically, an issuer must make this certification if the PCAOB is unable to audit specified reports because the issuer has retained a foreign public accounting firm not subject to inspection by the PCAOB. Furthermore, if the PCAOB is unable to inspect the issuer's public accounting firm for three consecutive years, the issuer's securities are banned from trading on a national exchange or through other methods.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our common stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

We could be delisted if we are unable to meet the PCAOB inspection requirements in time.

The Holding Foreign Companies Accountable Act requires the SEC to prohibit securities of any foreign companies from being listed on U.S. securities exchanges or traded “over-the-counter” if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. Our independent registered public accounting firm is located in and organized under the laws of the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, and therefore our auditors are not currently inspected by the PCAOB.

The enactment of the Holding Foreign Companies Accountable Act and any additional rulemaking efforts to increase U.S. regulatory access to audit information in China could cause investor uncertainty for affected SEC registrants, including us, and the market price of our shares of common stock could be materially adversely affected. Additionally, whether the PCAOB will be able to conduct inspections of our auditors in the next three years, or at all, is subject to substantial uncertainty and depends on a number of factors out of our control. If we are unable to meet the PCAOB inspection requirement in time, we could be delisted from the Nasdaq Capital Market and our shares of common stock will not be permitted for trading "over-the-counter" market. Such a delisting would substantially impair your ability to sell or purchase our shares of common stock when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our shares. Also, such a delisting would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition and prospects.

Risks Relating to Our Business

The regulatory approval process of the regulatory authorities in the U.S. and China are lengthy, time-consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our drug candidates, our business will be substantially harmed.

The time required to obtain approval by FDA and NMPA is unpredictable and typically takes many years following the commencement of preclinical studies and clinical trials and depends on numerous factors, including the substantial discretion of the regulatory authorities.

Our drug candidates could be delayed or fail to receive regulatory approval for many reasons, including:

•	failure to begin or complete clinical trials due to disagreements with regulatory authorities;

•	delays in subject enrollment or interruptions in clinical trial supplies or investigational product;

•	failure to demonstrate that a drug candidate is safe and effective or that a biologic candidate is safe, pure, and potent for its proposed indication;

•	failure of clinical trial results to meet the level of statistical significance required for approval;

•	reporting or data integrity issues related to our clinical trials;

•	disagreement with our interpretation of data from preclinical studies or clinical trials;

•	changes in approval policies or regulations that render our preclinical and clinical data insufficient for approval or require us to amend our clinical trial protocols;

•	regulatory requests for additional analyses, reports, data, nonclinical studies and clinical trials, or questions regarding interpretations of data and results and the emergence of new information regarding our drug or biologic candidates or other products;

•	failure to satisfy regulatory conditions regarding endpoints, patient population, available therapies and other requirements for our clinical trials in order to support marketing approval on an accelerated basis or at all;

•	our failure to conduct a clinical trial in accordance with regulatory requirements or our clinical trial protocols; and

•	clinical sites, investigators or other participants in our clinical trials deviating from a trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial.

The FDA, NMPA or a comparable regulatory authority may require more information, including additional preclinical, chemistry, manufacturing and controls, and/or clinical data, to support approval, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program.

Changes in regulatory requirements and guidance may also occur, and we may need to amend clinical trial protocols submitted to applicable regulatory authorities to reflect these changes. Amendments may require us to resubmit clinical trial protocols to IRBs or ethics committees for re-examination, which may impact the costs, timing or successful completion of a clinical trial.

If we experience delays in the completion of, or the termination of, a clinical trial of any of our product candidates, the commercial prospects of that candidate may be harmed, and our ability to generate product sales revenues from any of those candidates may be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our candidate development and approval process, and jeopardize our ability to commence product sales and generate related revenues for that candidate. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Our success in commercializing these drugs and biologics may be inhibited by a number of factors, including:

•	our inability to obtain/maintain regulatory approvals;

•	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to or educate physicians on the benefits of our products;

•	our lack of experience in manufacturing drugs for commercial sales;

•	our or our partners’ inability to secure widespread acceptance of our products from physicians, healthcare payors, patients and the medical community;

•	our ability to win tenders through the collective tender processes in which we decide to participate;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines;

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization;

•	generic and biosimilar competition; and

•	regulatory exclusivities or patents held by competitors that may inhibit our products’ entry to the market.

If we decide to rely on third parties to manufacture, sell, market and distribute our products and product candidates, we may not be successful in entering into arrangements with such third parties or may be unable to do so on terms that are favorable to us. In addition, our product revenues and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates, which would adversely affect our business and financial condition.

We are currently building our sales and distribution infrastructure. If we are unable to develop our sales, marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing EVOMELA or any other product candidates.

We are in the process of building our sales and marketing team with technical expertise and supporting distribution capabilities to successfully commercialize EVOMELA and our other product candidates. We may not be able to hire a sales force in China that is large enough or has adequate expertise in the medical markets that we intend to target. Any failure or delay in the development of our sales, marketing capabilities, distribution capabilities or external infrastructure would adversely impact the commercialization of EVOMELA and other product candidates.

We have limited experience in the sale, marketing or distribution of pharmaceutical products. To achieve commercial success for any approved product, we must either develop a sales and marketing organization or outsource these functions to third parties. We will need to commit significant time and financial and managerial resources to maintain and further develop our marketing and sales force to ensure they have the technical expertise required to address any challenges we may face with the commercialization of EVOMELA and future products.

Factors that may inhibit our efforts to maintain and develop our commercialization capabilities include:

•	our ability to retain an adequate number of effective commercial personnel in the medical markets we intend to target;

•	our ability to train sales personnel, who may have limited experience with our Company or EVOMELA, to deliver a consistent message regarding the medicine and be effective in convincing physicians to prescribe it;

•	a lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with maintaining and further developing an independent sales and marketing organization.

If we are not successful in establishing and maintaining an effective sale and marketing infrastructure and a distribution network, we will have difficulty commercializing EVOMELA and our future product revenue will suffer, which would adversely affect our business and financial condition. If we decide to enter into arrangements with third parties to perform sales, marketing and other services, our product revenues or the profitability of these product revenues to us are likely to be lower than if we were to market and sell any products that we develop ourselves. In addition, we likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we are not successful in commercializing any approved products, either on our own or through collaborations with one or more third parties, our future product revenue will suffer, and we may incur significant additional losses.

We may need new collaborative partners to further develop and commercialize products, and if we enter into such arrangements, we may lose control over the development and approval process.

We may develop and commercialize our product candidates both with and without corporate alliances and partners. Nonetheless, we intend to explore opportunities for new corporate alliances and partners to help us develop, commercialize and market our product candidates. We may grant to our partners certain rights to commercialize any products developed under these agreements, and we may rely on our partners to conduct research and development efforts and clinical trials on, obtain regulatory approvals for, and manufacture and market any products licensed to them. Each individual partner will seek to control the amount and timing of resources devoted to these activities generally. We anticipate obtaining revenues from our strategic partners under such relationships in the form of research and development payments and payments upon achievement of certain milestones. Since we generally expect to obtain a royalty for sales or a percentage of profits of products licensed to third parties, our revenues may be less than if we retained all commercialization rights and marketed products directly. In addition, there is a risk that our corporate partners will pursue alternative technologies or develop competitive products as a means for developing treatments for the diseases targeted by our product candidates.

We may not be successful in establishing any collaborative arrangements. Even if we do establish such collaborations, we may not successfully commercialize any products under or derive any revenues from these arrangements. There is a risk that we will be unable to manage simultaneous collaborations, if any, successfully. With respect to existing and potential future strategic alliances and collaborative arrangements, we will depend on the expertise and dedication of sufficient resources by these outside parties to develop, manufacture, or market products. If a strategic alliance or collaborative partner fails to develop or commercialize a product to which it has rights, we may not recognize any revenues on that particular product.

We do not control the clinical development of CNCT19 and rely exclusively on Juventas to plan and conduct clinical trials, seek regulatory approvals, and maintain CNCT19 regulatory applications.

Although we have worldwide rights to commercialize CNCT19 and participate in a joint steering committee with Juventas regarding the development and commercialization of CNCT19, Juventas controls all clinical development activities, including those relating to the design and timing of clinical trials and the strategies for seeking and maintaining regulatory approvals. Unless and until Juventas obtains marketing approval for CNCT19, we will not be able to successfully commercialize this product candidate. In addition, if Juventas were to suspend or cease clinical development of CNCT19, we do not have any recourse under the terms our commercial license to seek specific performance or damages for Juventas’ action or inaction.

Juventas’ interests may differ from those of our stockholders.

Juventas’ management and board of directors owe duties to Juventas’ investors to seek to maximize the value of such investors’ investments in Juventas and do not owe duties to our stockholders. If Juventas’ current or new investors object to the terms of our commercial license in order to increase value for its own shareholders, Juventas may attempt to renegotiate our commercial license or obtain other concessions from us. Although the ultimate outcome of any such negotiations, including our response or willingness to amend the terms of our agreement, are not yet known, such negotiations could delay the continued clinical development of CNCT19 and our ability to commercialize this product candidate and could adversely affect the value of the license to us as well as our investment in Juventas.

We are dependent on Juventas to secure sufficient funding for its operations so that it can conduct clinical trials and obtain marketing approval of CNCT19 before we can commercialize and distribute a product.

We expect Juventas’ expenses to increase in parallel with its ongoing activities, particularly as it initiates and expands clinical trials of, and seeks marketing approval for, CNCT19. Juventas has experienced cash shortages in the past and may do so again in the future. As a result of such shortages, Juventas may be forced to delay, reduce, or eliminate its clinical development of CNCT19, which would materially and adversely affect the value of our commercialization rights. In June 2020, through CASI Pharmaceuticals (Wuxi) Co., Ltd. (“CASI Wuxi”), we agreed to loan Juventas, on an unsecured basis, RMB 30,000,000 ($4.2 million) to help Juventas continue its clinical activities. In August 2020, we entered in a second one year loan with Juventas in the amount of RMB 40 million ($5.8 million. In September 2020, we received early repayments for both principals and accrued interest from Juventas.

Juventas will need to raise additional funding for continuing operations which may not be available on acceptable terms, or at all. Failure to obtain the necessary capital when needed, may force Juventas to delay, limit or terminate its product development efforts or other operations.

We may not be able to successfully identify and acquire new product candidates.

Our growth strategy relies on our in-license of new product candidates from third parties. Our pipeline will be dependent upon the availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. Even if such opportunities are present, we may not be able to successfully identify appropriate acquisition candidates. Moreover, other companies, many of which may have substantially greater financial resources are competing with us for the right to acquire such product candidates.

If a product candidate is identified, the third parties with whom we seek to cooperate may not select us as a potential partner or we may not be able to enter into arrangements on commercially reasonable terms or at all. Furthermore, the negotiation and completion of collaborative and license arrangements could cause significant diversion of management’s time and resources and potential disruption of our ongoing business.

We face significant competition from other biotechnology and pharmaceutical companies and our business will suffer if we fail to compete effectively.

If competitors were to develop superior drug candidates, our products could be rendered noncompetitive or obsolete, resulting in a material adverse effect to our business. Developments in the biotechnology and pharmaceutical industries are expected to continue at a rapid pace. Success depends upon achieving and maintaining a competitive position in the development of products and technologies. Competition from other biotechnology and pharmaceutical companies can be intense. Many competitors have substantially greater research and development capabilities, marketing, financial and managerial resources and experience in the industry.

In the generic products market, we face competition from other generic pharmaceutical companies, which may impact our selling price and revenues from such products. The FDA approval process often results in the FDA granting final approval to a number of ANDAs for a given product at the time a patent for a corresponding brand product or other market exclusivity expires. This may force us to face immediate competition when we seek to introduce a generic product into the market. If competition from other generic pharmaceutical companies intensifies, revenues may decline.

The availability of our competitors’ products could limit the demand, and the price we are able to charge, for product candidates we develop. We will not achieve our business plan if the acceptance of our products is inhibited by price competition or reimbursement issues or if physicians switch to other new drug products or choose to reserve our product candidates for use in limited circumstances. The inability to compete with existing or subsequently introduced drug products would have a material adverse impact on our business, financial condition and prospects.

We must show the safety and efficacy of our product candidates through clinical trials, the results of which are uncertain.

Before obtaining regulatory approvals for the commercial sale of our products, we must demonstrate, through preclinical studies (animal testing) and clinical trials (human testing), that our proposed products are safe and effective for use in each target indication. Testing of our product candidates will be required, and failure can occur at any stage of testing. Clinical trials may not demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or result in marketable products. The failure to adequately demonstrate the safety and efficacy of a product under development could delay or prevent regulatory approval of the potential product.

Clinical trials for the product candidates we are developing may be delayed by many factors, including that potential patients for testing are limited in number. The failure of any clinical trials to meet applicable regulatory standards could cause such trials to be delayed or terminated, which could further delay the commercialization of any of our product candidates. Newly emerging safety risks observed in animal or human studies also can result in delays of ongoing or proposed clinical trials. Any such delays will increase our product development costs. If such delays are significant, they could negatively affect our financial results and the commercial prospects for our products.

Compliance with ongoing post-marketing obligations for our approved products may uncover new safety information that could give rise to a product recall, updated warnings, or other regulatory actions that could have an adverse impact on our business.

After the FDA approves a drug or biologic for marketing, the product’s sponsor must comply with several post-marketing obligations that continue until the product is discontinued. These post-marketing obligations include the reporting of adverse events to the agency within specified timeframes, the submission of product-specific annual reports that include changes in the distribution, manufacturing, and labeling information, and notification when a drug product is found to have significant deviations from its approved manufacturing specifications (among others). Our ongoing compliance with these types of mandatory reporting requirements could result in additional requests for information from the FDA and, depending on the scope of a potential product issue that the FDA may decide to pursue, potentially also result in a request from the agency to conduct a product recall or to strengthen warnings and/or revise other label information about the product. FDA may also require or request the withdrawal of the product from the market. Any of these post-marketing regulatory actions could materially affect our sales and, therefore, have the potential to adversely affect our business, financial condition, results of operations and cash flows.

Potential products may subject us to product liability for which insurance may not be available.

The use of our potential products in clinical trials and the marketing of any pharmaceutical products may expose us to product liability claims. We have obtained a level of liability insurance coverage that we believe is adequate in scope and coverage for our current stage of development. However, our present insurance coverage may not be adequate to protect us from liabilities we might incur. In addition, our existing coverage will not be adequate as we further develop products and, in the future, adequate insurance coverage and indemnification by collaborative partners may not be available in sufficient amounts or at a reasonable cost. If a product liability claim or series of claims are brought against us for uninsured liabilities, or in excess of our insurance coverage, the payment of such liabilities could have a negative effect on our business and financial condition.

We are subject to certain U.S. healthcare laws, regulation and enforcement; our failure to comply with those laws could have a material adverse effect on our results of operations and financial condition.

We are subject to certain U.S. healthcare laws and regulations and enforcement by the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include, without limitation:

•	the federal Anti-Kickback Statute (“AKS”), which governs our business activities, including our marketing practices, educational programs, pricing policies, and relationships with healthcare providers or other entities. The AKS prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs. Remuneration has been broadly interpreted to include anything of value, including for example, gifts, discounts, coupons, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payments, ownership interests and providing anything at less than its fair market value. This statute has been broadly interpreted to apply to manufacturer arrangements with prescribers, purchasers and formulary managers, among others;

•	the FFDCA, and its regulations which prohibit, among other things, the introduction or delivery for introduction into interstate commerce of any food, drug, device, biologic, or cosmetic that is adulterated or misbranded;

•	the PHSA, which prohibits, among other things, the introduction into interstate commerce of biological product unless a biologics license is in effect for that product;

•	federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent, or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•	HIPAA and its implementing regulations, which impose certain requirements relating to the privacy, security and transmission of individually identifiable health information;

•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

•	federal and state consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

•	federal and state government price reporting laws that require us to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on our marketed drugs (participation in these programs and compliance with the applicable requirements may subject us to potentially significant discounts on our products, increased infrastructure costs, and could potentially affect our ability to offer certain marketplace discounts); and

•	federal and state financial transparency laws, which generally require certain types of expenditures in the U.S. to be tracked and reported (compliance with such requirements may require investment in infrastructure to ensure that tracking is performed properly, and some of these laws result in the public disclosure of various types of payments and relationships with healthcare providers and healthcare entities, which could potentially have a negative effect on our business and/or increase enforcement scrutiny of our activities).

In addition, certain marketing practices, including off-label promotion, may also violate certain federal and state healthcare fraud and abuse laws, FDA rules and regulations, as well as false claims laws. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we, or our officers or employees, may be subject to penalties, including administrative civil and criminal penalties, damages, fines, withdrawal of regulatory approval, the curtailment or restructuring of our operations, the exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to sell our products or operate our business and also adversely affect our financial results.

Cybersecurity incidents could impair our ability to conduct business effectively.

Cybersecurity incidents against us or against a third party that has authorized access to our data or networks, failure of our disaster recovery systems, or consequential employee error, could have an adverse effect on our ability to communicate or conduct business, negatively impacting our operations and financial condition. This adverse effect can become particularly acute if those events affect our electronic data processing, transmission, storage, and retrieval systems, or impact the availability, integrity, or confidentiality of our data.

We depend heavily upon computer systems to perform necessary business functions. Our computer systems, networks, and data, like those of other companies, could be subject to cyberattacks and unauthorized access, use, alteration, or destruction. If one or more of these events occurs, it could potentially jeopardize the confidential, proprietary, and other information processed, stored in, and transmitted through our computer systems and networks. Such an attack could cause interruptions or malfunctions in our operations, which could result in financial losses, litigation, regulatory penalties, reputational damage, and increased costs associated with mitigation of damages and remediation. Third parties with which we do business may also be sources of cybersecurity or other technological risk.

The use of quarantines and social distancing restrictions to reduce the spread of COVID-19, including employees who have transitioned to working remotely, may present additional cybersecurity risks to us. Policies of extended periods of remote working, whether by us or third parties with which we do business with, could strain technology resources, introduce operational risks and otherwise heighten the risks described above

If we are unable to obtain both adequate coverage and adequate reimbursement from third-party payers for our products, our revenues and prospects for profitability will suffer.

Successful commercialization of our products is highly dependent on the extent to which coverage and reimbursement is, and will be, available from third-party payers, including governmental payers and private health insurers. Patients may not be capable of paying for our products themselves and may rely on third-party payers to pay for, or subsidize, the costs of their medications, among other medical costs. If third-party payers do not provide coverage or reimbursement for our products, our revenues and prospects for profitability will suffer. In addition, even if third-party payers provide some coverage or reimbursement for our products, the availability of such coverage or reimbursement for prescription drugs under private health insurance and managed care plans often varies based on the type of contract or plan purchased.

Current healthcare laws and regulations and future legislative or regulatory reforms to the healthcare system may affect our ability to sell our products profitably.

The U.S. and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payers in the U.S. and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the U.S., the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

We expect that healthcare reform measures, including the potential repeal and replacement of the Patient Protection and Affordable Care Act (“PPACA”), that may be adopted in the future, may have a significant impact on our business. Most recently, the Tax Cuts and Jobs Acts was enacted, which, among other things, removed penalties for not complying with the individual mandate to carry health insurance. Additionally, all or a portion of PPACA and related subsequent legislation may be modified, repealed or otherwise invalidated through judicial challenge, which could result in lower numbers of insured individuals, reduced coverage for insured individuals and adversely affect our business. If PPACA is repealed or replaced, it is unclear how the replacement statute may impact our business. If PPACA is not repealed or replaced, it will continue to impose requirements on our business.

Moreover, certain politicians have announced intentions to propose initiatives to regulate the prices of pharmaceutical products. We cannot know what form any such legislation may take or the market’s perception of how such legislation would affect us. Any reduction in reimbursement from government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our current products and/or those for which we may receive regulatory approval in the future.

Our business depends substantially on the continuing efforts of our senior management, key employees and qualified personnel, and our business operations may be adversely and negatively impacted if we lose their services.

Our future success depends substantially on the continued efforts of our senior management team and key employees. Our employees play key roles in the areas of product development, marketing, sales, and general and administrative functions. Competition for qualified staff or other key employees in the biopharmaceutical industry in China is intense, particularly for individuals with multinational experience. If one or more of our members of senior management or key employees are unable or unwilling to continue their services with us, we might not be able to replace them easily, at an acceptable cost or in a timely manner, if at all.

Many of the companies with which we compete for experienced personnel have greater resources than we have and some of these companies may offer more lucrative compensation packages. If any of our key personnel joins a competitor or forms a competing company, we may lose customers, know-how and key professionals and staff members. Even if we enter into employment agreements and non-compete agreements with our employees, certain provisions under these agreements may be deemed invalid or unenforceable under PRC laws. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. Since the demand and competition for talent is intense in our industry, we may need to offer higher compensation and other benefits in order to attract and retain key personnel in the future, which could increase our compensation expenses. If we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively.

Certain of our directors and officers may have business interests that may conflict with our interests and those of our stockholders.

Certain of our directors and officers have relationships with venture capital or similar funds that invest in life sciences companies that may compete with us. James Huang, a director, is the founding partner of Panacea Venture, a global venture fund focusing on investments in innovative and transformative early and growth stage healthcare and life science companies. Dr. Quan Zhou, another director, previously served as the president of IDG Technology Venture Investment Inc. and has been the managing member of IDG Technology Venture Investments, LP and its successor fund since 2000 and the director of various IDG-Accel China funds since 2005.

Our Chairman and CEO, Dr. Wei-Wu He, is the founder and General Partner of Emerging Technology Partners, LLC (“ETP”), a life science focused venture fund, and its related investing entities. Through funds affiliated with ETP, Dr. He is a founder and significant shareholder of Juventas and currently serves as chairman of Juventas’ board of directors. Mr. Huang, through Panacea Venture, also is an investor in Juventas. In addition, we have an equity investment in Juventas.

Although we require that all transactions with Juventas must be approved by a committee of independent directors, our commercial license, loan to, and other transactions with Juventas could create conflicts of interests for Dr. He or Mr. Huang. Even though we are an investor in Juventas, Dr. He and Mr. Huang may have different business and personal interests than our other stockholders. In particular, Dr. He, as a founder of Juventas, has a direct interest in the financial success of Juventas that may encourage him to support strategies to further the financial success of Juventas that could potentially adversely impact us. To the extent we fail to appropriately deal with any such conflicts of interests, it could negatively impact our reputation and ability to raise additional funds and the willingness of counterparties to do business with us, all of which could have an adverse effect on our business, financial condition, results of operations, and cash flows.

Risks Relating to Our Intellectual Property

We depend on patents and other proprietary rights, some of which are uncertain.

Our success will depend in part on our ability to obtain and maintain patents for our products in the U.S., China and elsewhere. The patent position of biotechnology and pharmaceutical companies in general is highly uncertain and involves complex legal and factual questions. Risks that relate to patenting our products include the following:

•	our failure to obtain additional patents;

•	challenge, invalidation, or circumvention of patents already issued to us;

•	failure of the rights granted under our patents to provide sufficient protection;

•	independent development of similar products by third parties; or

•	ability of third parties to design around patents issued to our collaborators or us.

Our potential products may conflict with composition, method, and use of patents that have been or may be granted to competitors, universities or others. As the biotechnology industry expands and more patents are issued, the risk increases that our potential products may give rise to claims that may infringe the patents of others. Such other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected products. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any action and any license required under any needed patent might not be made available on acceptable terms, if at all.

We also rely on trade secret protection for our confidential and proprietary information. However, trade secrets are difficult to protect, and others may independently develop substantially equivalent proprietary information and techniques and gain access to our trade secrets and disclose our technology. We may be unable to meaningfully protect our rights to unpatented trade secrets. We require our employees to complete confidentiality training that specifically addresses trade secrets. All employees, consultants, and advisors are required to execute a confidentiality agreement when beginning an employment or a consulting relationship with us. The agreements generally provide that all trade secrets and inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship automatically become our exclusive property. Employees and consultants must keep such information confidential and may not disclose such information to third parties except in specified circumstances. However, these agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.

To the extent that consultants, key employees, or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information. Any such disputes may not be resolved in our favor. Certain of our consultants are employed by or have consulting agreements with other companies and any inventions discovered by them generally will not become our property.

If we are unable to protect our intellectual property rights our business and competitive position would be harmed.

We have in-licensed worldwide rights to an investigational anti-CD38 monoclonal antibody and an anti-CD19 T-cell therapy product candidate, and we may in-license other product candidates in the future. Our success, competitive position and future revenues with respect to these product candidates will depend, in part, on our ability to protect our intellectual property. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We attempt to protect our proprietary position by maintaining trade secrets and by filing U.S. and foreign patent applications related to our in-licensed technology, inventions and improvements that are important to the development of our business. Our failure to do so may adversely affect our business and competitive position.

The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. We may not be able to protect our intellectual property rights throughout the world. No consistent policy regarding the breadth of claims allowed in pharmaceutical patents has emerged to date in the U.S. or in many jurisdictions outside of the U.S. Changes in either the patent laws or interpretations of patent laws in the U.S. and other countries may diminish the value of our intellectual property and therefore we cannot predict with certainty whether any patent applications that we have filed or that we may file in the future will be approved, will cover our products or product candidates or that any resulting patents will be enforced. In addition, third parties may challenge, seek to invalidate, limit the scope of or circumvent any of our patents, once they are issued. Thus, any patents that we own or license from third parties or CASI Wuxi or development partners may not provide any protection against competitors. Any patent applications that we have filed or that we may file in the future, or those we may license from third parties or CASI Wuxi or development partners, may not result in patents being issued. Moreover, disputes between our licensing or joint development partners and us may arise over license scope, or ownership, assignment, inventorship and/or rights to use or commercialize patent or other proprietary rights, which may adversely impact our ability to obtain and protect our proprietary technology and products. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies or products.

Patent protection for our anti-CD19 T-cell therapy product candidate may not be available and may be subject to infringement claims in China and other countries.

Although we have entered into a worldwide licensing and commercialization rights agreement with Juventas Cell Therapy Ltd, a China-based domestic company, for an autologous anti-CD19 T-cell therapy product candidate, Juventas retains ownership of, and all other rights to, the intellectual property rights associated with this product candidate. As a result, we are dependent on Juventas to ensure that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Juventas has not filed patent applications covering this product candidate in China or in other countries. Accordingly, even if we are successful in commercializing an anti-CD19 T-cell therapy in China, Juventas may be unable to obtain intellectual property rights in China or in other countries, including the U.S. As a result, we may be unable to prevent other companies from competing with us or alleging infringement by competitors. The lack of patent protection may limit our ability to sell our product and may severely and adversely affect our financial results, business and business prospects.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could harm our business.

Third parties may assert patent or other intellectual property infringement claims against us, or Juventas, or our other licensors arising from the manufacture, use and sale of our current or future product candidates in China or in any other jurisdictions we ultimately commercialize in. The validity of our current or future patents or patent applications or those of our licensors may be challenged in litigation, interference or derivation proceedings, opposition, post grant review, inter parts review, or other similar enforcement and revocation proceedings, provoked by third parties or brought by us, may be necessary to determine the validity of our patents or patent applications or those of our licensors. Our patents could be found invalid, unenforceable, or their scope significantly reduced.

An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

We have agreed not to develop or seek to commercialize any T-cell therapy product specifically binding to CD19.

Under the terms of our license agreement with Juventas Cell Therapy Ltd, unless otherwise agreed to by Juventas or specifically permitted under the license, we have agreed not to develop or seek to commercialize any other T-cell therapy product specifically binding to CD19 during the term of the license agreement and for three years thereafter. We also have agreed not to market or sell any such products during this period of time. As a result, we may not be able to develop or collaborate on other similar CD19 T-cell therapy products that could lead to a viable commercial product and could cause us to miss valuable future opportunities thus potentially severely and adversely affect our financial results, business and business prospects.

Third parties may initiate legal proceedings alleging that Juventas is infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could significantly harm Juventas’, and in turn, our business.

Juventas’ CNCT19 has two unpublished patent applications pending in China. Our commercial success depends, in part, on the ability of Juventas to develop and manufacture its CAR-T cell technology without infringing, misappropriating or otherwise violating the intellectual property and other proprietary rights of third parties. Numerous third-party U.S. and non-U.S. issued patents exist in the area of biotechnology, including relating to the modification of T cells and the production of CAR-T cells.

Third parties may allege that CNCT19 infringes certain of these patents. While we believe that Juventas would have valid defenses against any assertion of such patents against it, such defenses may be unsuccessful. If any CNCT19 is found to infringe any of these patents, Juventas could be required to obtain a license from the respective patent owners, or, if applicable, their licensees, to continue developing CNCT19 and for us to commercialize such product in the future. However, Juventas may not be able to obtain any required license on commercially reasonable terms or at all. Even if it were able to obtain a license, it could be non-exclusive, thereby giving the licensor and other third parties the right to use the same technologies, and it could require substantial licensing, royalty and other payments. Juventas also could be forced, including by court order, to permanently cease development, manufacturing, marketing and commercializing CNCT19. In addition, it could be found liable for significant monetary damages, including treble damages and attorneys’ fees.

Risks Relating to Our Reliance on Third Parties or Natural Disasters

Independent clinical investigators and contract research organizations that we engage to conduct our clinical trials may not devote sufficient time or attention to our clinical trials or be able to repeat their past success.

We depend on independent clinical investigators and contract research organizations (“CROs”) to assist in the conduct of our clinical trials under their agreements with us. The investigators are not our employees, and we cannot control the amount or timing of resources that they devote to our programs. If independent investigators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard or deviates from regulatory requirements, GCPs, or the protocol, it could delay the approval of our FDA applications and our introduction of new products. The CROs we contract with to assist with the execution of our clinical trials play a significant role in the conduct of the trials and the subsequent collection and analysis of data. Failure of the CROs to meet their obligations, as well as any failure of us or our collaborators to effectively monitor and audit our CROs and clinical trials, could adversely affect clinical development of our products.

We have no current manufacturing capacity and rely on limited suppliers for some of our products.

We plan to operate a manufacturing facility in the Wuxi Huishan Economic Development Zone in Jiangsu Province, China. We do not currently have the capacity to manufacture products and we have limited experience in these activities. The manufacturing processes for the pipeline we are developing have not yet been tested at commercial levels, and it may not be possible to manufacture these materials in a cost-effective manner. If we elect to perform these functions, we will be required to either develop these capacities, or contract with others to perform some or all of these tasks. We may be dependent to a significant extent on corporate partners, licensees, or other entities for manufacturing of our products. If we engage directly in manufacturing, we will require substantial additional funds and personnel and will be required to comply with extensive regulations. We may be unable to develop or contract for these capacities when required to do so in connection with our business.

We depend on our third-party manufacturers to perform their obligations effectively and on a timely basis. These third parties may not meet their obligations and any such non-performance may delay clinical development or submission of products for regulatory approval, or otherwise impair our competitive position. Any significant problem experienced by one of our suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located. Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect our operations. Although we have identified alternative suppliers for our product candidates, we have not entered into contractual or other arrangements with them. If we needed to use an alternate supplier for any product, we would experience delays while we negotiated an agreement with them for the manufacture of such product. In addition, we may be unable to negotiate manufacturing terms with a new supplier as favorable as the terms we have with our current suppliers.

Problems with any manufacturing processes, including deviations from cGMP, could result in product defects, which could require us to delay shipment of products or recall products previously shipped, as well as regulatory action. In addition, any prolonged interruption in the operations of the manufacturing facilities of one of our sole-source suppliers could result in the cancellation of shipments. A number of factors could cause interruptions, including equipment malfunctions or failures, or damage to a facility due to natural disasters or otherwise. We expect our future manufacturing processes to be, highly complex and subject to a lengthy regulatory approval process. Alternative qualified production capacity may not be available on a timely basis or at all. Difficulties or delays in our manufacturing could increase our costs and damage our reputation.

The manufacture of pharmaceutical products can be an expensive, time consuming, and complex process. Manufacturers often encounter difficulties in scaling-up production of new products, including quality control and assurance and shortages of personnel. Delays in formulation and scale-up to commercial quantities could result in additional expense and delays in our clinical trials, regulatory submissions, and commercialization.

Failure of manufacturing facilities producing our product candidates to maintain regulatory approval could delay or otherwise hinder our ability to market our product candidates.

Any manufacturer of our product candidates will be subject to applicable cGMP prescribed by the FDA or other rules and regulations prescribed by the NMPA and other foreign regulatory authorities. We and any of our collaborators may be unable to enter into or maintain relationships either domestically or abroad with manufacturers whose facilities and procedures comply or will continue to comply with cGMP and who are able to produce our products in accordance with applicable regulatory standards. Failure by a manufacturer of our products to comply with cGMP could result in significant time delays or our inability to obtain marketing approval or, should we have market approval, for such approval to continue. Changes in our manufacturers could require new product testing and facility compliance inspections. In the U.S., failure to comply with cGMP or other applicable legal requirements can lead to federal seizure of violated products, injunctive actions brought by the federal government, inability to export product, and potential criminal and civil liability on the part of a company and its officers and employees.

We or the third parties upon whom we rely on may be adversely affected by epidemic outbreaks, earthquakes, tornadoes, hurricanes or other natural disasters, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

We have offices in Rockville, Maryland, and a wholly owned subsidiary in Beijing, China through which substantially all of our operations are conducted. We also rely and intend to rely on third parties, including our clinical research organizations, third party manufacturers, and certain other important vendors and consultants in China and in United States. The occurrence of one or more epidemic outbreaks such as Ebola, Zika, SARS-CoV, COVID-19 or measles, natural disasters, such as tornadoes, hurricanes, fires, floods, hail storms and earthquakes, unusual weather conditions, terrorist attacks or disruptive political events in regions where we operate our business could adversely affect the operations of the third parties we rely on and our business, results of operations, financial condition and our prospects.

If an epidemic outbreak, natural disaster, power outage or other event occurred that prevented us or the third parties we rely on from using all or a significant portion of our or their offices, damaged critical infrastructure or disrupted operations, it may be difficult, or in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plan we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business.

 The design and manufacture of a manufacturing facility by CASI Wuxi may be delayed.

Together with our partner, Wuxi Jintou Huicun Investment Enterprise, a limited partnership organized under Chinese law, we established CASI Wuxi, to build and operate a GMP manufacturing facility in the Wuxi Huishan Economic Development Zone in Jiangsu Province, China. Under the terms of our agreement, we have agreed to invest $80 million in CASI Wuxi. As of December 31, 2020, we have invested $21 million in cash and transferred selected ANDAs valued at $30 million to CASI Wuxi. We are required to invest an additional $29 million in cash before November 2021. We have an 80% interest in CASI Wuxi and our partner has a 20% interest.

In November 2019, CASI Wuxi entered into a lease agreement for the right to use state-owned land in China for the construction of a manufacturing facility. Pursuant to this agreement, CASI Wuxi has committed to invest in land use rights and property, plant and equipment of RMB1 billion (equivalent to US $143 million) within three years from the date of establishment of CASI Wuxi. The lease agreement also specifies dates by which certain milestones must be met, including a construction start date in August 2020. Construction of the manufacturing facility began in the fourth quarter of 2020 with an expected completion date of October 2023.

The undertaking of building and establishing a new manufacturing facility can take years. Once completed, the new facility might fail validation or not meet regulatory standards for a commercial manufacturing facility. In addition, the facility may not obtain or retain the requisite legal permits to manufacture in China, and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. Accordingly, there can be no assurance that CASI Wuxi will meet the expenditure requirements and other deadlines set forth in the lease agreement.

The success of CASI Wuxi also relies on our ability to make additional payments in the future, which is uncertain. Our plan may require us to obtain additional debt or equity financing, resulting in additional debt obligations, increased interest expense or dilution of equity ownership.

The timing of the development and investment plans for a manufacturing facility are subject to further discussions with the government. We may seek to renegotiate the terms of our investment in CASI Wuxi, as well as the terms of the various agreements to which CASI Wuxi is a party. There can be no assurance that we will be able to obtain more favorable terms. If CASI Wuxi is unable to complete construction of a manufacturing facility or we are unable to contribute additional capital, we may lose the capital that we have invested in CASI Wuxi.

Risks Relating to Our Common Stock

The market price of our common stock may be highly volatile or may decline regardless of our operating performance.

The volatile price of our stock makes it difficult for investors to predict the value of their investments, to sell shares at a profit at any given time, or to plan purchases and sales in advance. Our common stock price has fluctuated from year-to-year and quarter-to-quarter and will likely continue to be volatile. During 2020, our stock price ranged from $1.44 to $3.30. We expect that the trading price of our common stock is likely to be highly volatile in response to a variety of factors that are beyond our control, such as:

•	our ability to maintain regulatory approval for EVOMELA and obtain regulatory approval for our other product candidates;

•	issues in importation, marketing and sales of EVOMELA;

•	the results of any future clinical trials of ZEVALIN or our other product candidates;

•	the success of CASI Wuxi to build and operate a manufacturing facility in China;

•	the clinical development of CID-103, BI-1206 and CNCT19;

•	publicity regarding actual or potential clinical test results relating to products under development by our competitors or us;

•	initiating, completing or analyzing, or a delay or failure in initiating, completing or analyzing, preclinical or clinical trials or animal trials or the design or results of these trials for products in development;

•	the entry into, or termination of, key agreements, including key commercial partner agreements;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend any of our intellectual property rights or defend against the intellectual property rights of others;

•	achievement or rejection of regulatory approvals for products in development by our competitors or us;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning our collaborations and supply chain;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	COVID-19 pandemic, especially as a result of investor concerns and uncertainty related to the impact of the outbreak on the economics of countries worldwide;

•	the loss of key employees;

•	period-to-period fluctuations in our revenues and other results of operations;

•	changes in financial estimates by securities analysts; or

•	publicity or activity involving possible future acquisitions, strategic investments, partnerships or alliances.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance. The valuations of many biotechnology companies without consistent product revenues and earnings are extraordinarily high based on conventional valuation standards, such as price to earnings and price to sales ratios. These trading prices and valuations may not be sustained. In the future, our operating results in a particular period may not meet the expectations of any securities analysts whose attention we may attract, or those of our investors, which may result in a decline in the market price of our common stock. Any negative change in the public’s perception of the prospects of biotechnology companies could depress our stock price regardless of our results of operations. These factors may materially and adversely affect the market price of our common stock.

Our largest stockholders, including our directors and executive officers and investment funds with which they are associated, hold a significant amount of our outstanding common stock and, if they acted together, could influence our management and affairs.

A small number of our stockholders, including our directors and executive officers and investment funds with which they are associated, hold a significant amount of our outstanding common stock. In addition, our executive officers and directors and investment funds with which they are associated could determine to make additional purchases of common stock, to the extent permitted by law. In the future, our executive officers and directors also could be issued shares of common stock as determined by the Compensation Committee and the Board in connection with current or future equity incentive plans.

These stockholders, if they acted together, could significantly influence the vote on all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. We cannot assure you that our largest stockholders will not seek to influence our business and affairs in a manner that is contrary to the interests of our other stockholders. In addition, the significant concentration of ownership in our common stock may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with significant stockholders.

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain legal actions between us and our stockholders, which could increase costs to bring a claim, discourage claims or limit the ability of our stockholders to bring a claim in a judicial forum viewed by the stockholders as more favorable for disputes with us or our directors, officers or other employees.

Our amended and restated bylaws, effective September 10, 2020, provide that unless CASI consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any (i) any derivative action or proceeding brought on behalf of CASI, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of CASI to CASI or CASI’s stockholders, (iii) any action asserting a claim arising under any provision of the General Corporation Law of the State of Delaware, CASI’s certificate of incorporation or CASI’s Amended and Restated By-Laws or (iv) any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may increase costs to bring a claim, discourage claims or limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us or our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, CASI may incur additional costs associated with resolving such action in other jurisdictions. In addition, unless CASI consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

General Risk Factors

We may engage in strategic, commercial and other corporate transactions that could negatively affect our financial condition and prospects.

We may consider strategic, commercial, and other corporate transactions as opportunities present themselves. There are risks associated with such activities. These risks include, among others, incorrectly assessing the quality of a prospective strategic partner, encountering greater than anticipated costs in integration, being unable to profitably deploy assets acquired in the transaction, such as drug candidates, possible dilution to our stockholders, and the loss of key employees due to changes in management. Further, strategic transactions may place additional constraints on our resources by diverting the attention of our management from our business operations. To the extent we issue securities in connection with additional transactions, these transactions and related issuances may have a dilutive effect on existing shareholders. Our financial condition and prospects after an acquisition depend in part on our ability to successfully integrate the operations of the acquired business or technologies. We may be unable to integrate operations successfully or to achieve expected cost savings. Any cost savings which are realized may be offset by losses in revenues or other charges to earnings.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who may cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

Subsequent resales of shares of our common stock in the public market may cause the market price of our common stock to fall.

The market value of our common stock could decline as a result of sales by investors from time to time, or perceptions that such sales may occur, of a substantial amount of the shares of common stock held by them.

Issuances of additional shares of our common stock may cause substantial dilution of existing stockholders.

We may issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in connection with future acquisitions, future sales of our securities for capital raising purposes, future strategic relationships, or for other business purposes. The future issuance of any additional shares of our common stock may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are then traded.